Exhibit 10.30.4

April 1, 2001

Michael F. Henn

527 East Palm Drive

Glendora, CA 91741

                Re: 2001 Incentive Compensation

Dear Mike:

As an inducement to commencement of your employment with Exult, Inc., this letter sets forth the basic premises of your 2001 incentive compensation program.

As you know, there is no guarantee that any incentive compensation will be paid for 2001, but Exult is committing to you that for 2001, your target incentive compensation will be $150,000. This incentive compensation will be earned and payable to you if specific performance milestones are achieved and if you continue to be employed in good standing when 2001 incentive compensation payments for Exult’s Executive Leadership Team are made, which is expected to be within the first 100 days of 2002.

It is currently anticipated that your incentive compensation program will have the following features:

•	100% of your incentive compensation will be based upon Exult’s performance, with no individual performance targets specific to you.

•	Exult’s performance will be measured by reference to Exult’s 2001 revenue and EBIT (LBIT) results.

•	Your target incentive compensation will be earned if the specified Exult performance milestones are met, and a portion of your target incentive compensation may be earned if Exult’s performance falls short of the specified milestones, but nevertheless exceeds any lower base levels specified.

These details may change, but in any case your 2001 target incentive compensation will remain at least $150,000, and the percentage of your incentive compensation that is based upon Exult’s performance, the specific performance targets that will trigger incentive compensation payments to you, any scaling of your incentive compensation payments in recognition of partial achievement of Exult’s performance milestones, and any other material features of your 2001 incentive compensation program, will be consistent with those applicable to other members of Exult’s Executive Leadership Team.

Michael F. Henn

April 1, 2001

As noted in your employment agreement, incentive compensation for 2002 and beyond is within the discretion of Exult’s board of directors.

Yours truly,

Exult, Inc.

James C. Madden, V
Chief Executive Officer